EXHIBIT 99.1

American Updates Douglas Project Activity

West Douglas State Deep 7-16 Well Warrants Production Testing

Denver, October 4, 2007 — American Oil & Gas Inc. (AMEX: AEZ) announces that the State Deep 7-16 well at its West Douglas prospect recently reached total depth at 14,220 feet. Information obtained and observed while drilling, combined with electric log analysis, indicates the well has potential pay in up to five separate formations. 41/2 inch production casing has been run to total depth. Preparations are underway to begin completion and testing operations once the drilling rig has been moved off the site. Pursuant to the agreement with Red Technology Alliance (“RTA”), 100% of the cost to drill and complete the State Deep 7-16 well is being funded by RTA. American will own a 45% carried working interest in the test well and will retain a 45% working interest in the West Douglas undrilled acreage. Halliburton Energy Services, Inc. is project manager. The drilling rig used on the State Deep 7-16 well is currently moving to American’s Fetter Field to immediately commence drilling the Wallis 6-23 well, which is a vertical well designed to test multiple prospective formations utilizing multi-stage frac technology.

At American’s Fetter Field Hageman 16-34HR well, the curve that transitions the wellbore from vertical to horizontal is being drilled into the top of the targeted Frontier formation and 7-inch casing will be installed. Once the casing has been cemented in place, drilling will proceed horizontally into the Frontier in a manner designed to replicate the Sims 15-26H well.

At American’s Sims 15-26H well, approximately 50 days of preliminary production testing into the sales line from the unstimulated 1,165 foot horizontal lateral that was drilled and cased into the Frontier formation, one of several prospective formations in the Fetter Field, has been successfully concluded. The production test included periods of intentionally flowing the well at high and low rates and designed shut in periods to evaluate pressure response. During the 50 day production test, including shut in days, the well produced a total of approximately 168 million cubic feet of gas (mmcfg) into the sales line and an additional 12 mmcfg was flared. The well also produced approximately 4,575 bbls of high gravity oil. Staged artificial fracture stimulation procedures are currently being performed on the Frontier formation which will be followed by frac fluid recovery operations (clean up) and additional testing.

The Wallis 6-23, Sims 15-26H and Hageman 16-34HR wells are being funded by RTA and project managed by Halliburton. American is being carried through the tanks in this phase of the drilling program for a 23.125% working interest in each of the three wells, and currently owns a 92.5% working interest in the approximate 51,000 net acre Fetter Field acreage position. Upon completion of this initial drilling program, RTA will earn a 25% working interest in the undrilled acreage. American will retain a 69.375% working interest in the undrilled acreage and privately held North Finn LLC will retain the remaining 5.625% working interest.

American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.